Exhibit 99.1

NEWS RELEASE

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

James B. Hooper and Charles W. McPherson Named to WSB Holdings, Inc. and The Washington Savings Bank, F.S.B., Board of Directors

BOWIE, MD — October 23, 2008, WSB Holdings, Inc, (NASDAQ: “WSB”), today announced the election of James B. Hooper and Charles W. McPherson to its Board of Directors.

Mr. Hooper is President of Hooper & Associates headquartered in Waldorf, Md.  With over 20 years owning his own business, Mr. Hooper has created a reputation as one of the best residential, commercial and land appraisers in the Washington, DC metropolitan area.  He is active in the real estate industry and is involved with:

Southern Maryland Board of Realtors

Prince George’s County Board of Realtors

Institute of Real Estate Management

Appraisal Institute

International Right-of-Way Association

Nation Association of Real Estate Appraisers

Mr. McPherson has 23 collective years of accounting experience, and since 1997 has served as the Chief Operating Officer of the Facchina Group of Companies which are headquartered in LaPlata, Md.  Mr. McPherson is directly responsible for all financial aspects of the Companies and is responsible for the development and implementation of new investment strategies for the organizations.  He has over 18 years of financial and development experience and has an in-depth knowledge of specialty contracting, general contracting and related development services.  He is a Certified Public Accountant and is a past and present member on many prominent boards, including:

Board of Trustees, Greater Washington Initiative, Washington D.C.

Chairperson, Civista Health Foundation

Member and former Chairman, Metro Washington Chapter, Associated Builders and Contractors, Inc.

Board of Trustees, Greenville College, Greenville, Illinois

Former Member, Charles County Economic Development Council

Former Member, Charles County Planning Commission

Former Member, LaPlata Design Review Board

“We are pleased to be able to welcome these individuals to the WSB Holdings, Inc. and The Washington Savings Bank, F.S.B. Boards of Directors,” said Phillip C. Bowman, CEO.  “Both of these individuals provide us the depth of experience, proven leadership skills and extensive business expertise necessary in today’s banking environment.   They have shown a deep commitment to their communities and share the same commitment to business principles and values as our Company.”

The company also announced the retirement of Director Stephen Troese.  “It was with deep regret that the Board accepted the resignation of Mr. Troese today.  He has been a director since the inception of the Bank and was an instrumental part of the company’s success throughout his many years of service to the Company,” said Mr. Bowman.